Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Kate Giha

614-508-1303

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Announces Second Quarter 2010 Results

Denver, Colorado – (Business Wire) – July 22, 2010 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its second quarter ended June 30, 2010.

Highlights for the second quarter of 2010 as compared to the second quarter of 2009 include:

•	Revenue increased 20.1% to $466.8 million

•	Comparable restaurant sales increased 8.7%

•	Restaurant level operating margin was 26.9%, an increase of 90 basis points

•	Net income was $46.5 million, an increase of 31.3%

•	Diluted earnings per share was $1.46, an increase of 32.7%

Highlights for the six months ended June 30, 2010 as compared to the prior year include:

•	Revenue increased 17.9% to $876.5 million

•	Comparable restaurant sales increased 6.6%

•	Restaurant level operating margin was 26.5%, an increase of 170 basis points

•	Net income was $ 84.3 million, an increase of 38.7%

•	Diluted earnings per share was $2.65, an increase of 41.0%

“The second quarter was filled with a number of very exciting milestones. We opened our first restaurant in London; we opened our 1,000th restaurant in Flower Mound, Texas; and we continued to advance our Food with Integrity program by introducing barbacoa made with naturally raised beef into all of our restaurants. We are excited about the progress we have made toward our vision to change the way the world thinks about and eats fast food and look forward to many more milestones as we begin our journey to the next 1,000 restaurants,” said Founder, Chairman, and Co-CEO Steve Ells.

Second quarter 2010 results

Revenue for the quarter was $466.8 million, up 20.1% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and an 8.7% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic in the quarter.

During the quarter Chipotle opened 25 new restaurants, bringing the total restaurant count to 1,001.

Restaurant level operating margin was 26.9% in the quarter, an increase of 90 basis points over the prior year period. The increase was primarily driven by the impact of comparable restaurant sales growth and a decline in food costs.

G&A costs were 6.5% of revenue, down 10 basis points from the prior year period. The improvement as a percent of revenue was attributed to the impact of comparable restaurant sales growth partially offset by increased stock based compensation expense.

Net income for the second quarter of 2010 was $46.5 million, or $1.46 per diluted share, compared to $35.4 million, or $1.10 per diluted share, in the second quarter of 2009.

Results for the six months ended June 30, 2010

Revenue for the first six months of 2010 was $876.5 million, up 17.9% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and a 6.6% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic during the first six months of 2010.

Restaurant level operating margin was 26.5% for the first six months, an increase of 170 basis points over the prior year period. The increase was primarily driven by the impact of comparable restaurant sales growth and a decline in food costs.

G&A costs for the first six months of 2010 were 6.4% of revenue, down 30 basis points from the prior year period. The improvement as a percent of revenue was attributed to the impact of comparable restaurant sales growth which was partially offset by higher stock based compensation expense.

Net income for the first six months of 2010 was $84.3 million, or $2.65 per diluted share, compared to $60.8 million, or $1.88 per diluted share, in the first six months of 2009.

“Our unique people culture-one that appeals to and rewards high performers-is the driving force behind all of our accomplishments. Our high performing managers are creating a culture of empowerment in their restaurants, enabling our energetic and ambitious crew to treat each customer to the best dining experience possible. And our strong comps are a clear indication that our restaurant teams’ efforts are paying off. As we look beyond our 1,000th restaurant, we have a deeper bench of future leaders than ever before which keeps us well positioned for future growth,” commented Co-CEO Monty Moran.

Outlook

For 2010, management expects the following:

•	120-130 new restaurant openings

•	Mid to high single digit comparable restaurant sales growth

•	An effective tax rate of approximately 38.4%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss second quarter 2010 financial results today at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing 1-800-401-3551 or 1-913-643-4197 for international callers. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers. The password is 2574255. The replay will be available until July 29, 2010. The call will be webcast live from the Company’s website at chipotle.com under the Investor Relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates more than 1000 restaurants. For more information, visit chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected comparable restaurant sales increases and effective tax rate in 2010, and statements there and elsewhere in the release regarding the number of restaurants we intend to open in 2010 and beyond, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; changes in consumer preferences, general economic conditions or consumer discretionary spending; changes in the availability and costs of food; the risk of food-borne illnesses and other health concerns about our food products; the potential for increased labor costs or difficulty retaining qualified employees; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; risks relating to our expansion into new markets; risks related to our development and implementation of a new marketing strategy; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; risks related to the tax treatment of our separation from McDonald’s; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our Web site at chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,
	2010		2009
Revenue	$466,841	100.0%	$388,836	100.0%

Restaurant operating costs:
Food, beverage and packaging	141,922	30.4	120,207	30.9
Labor	114,790	24.6	95,389	24.5
Occupancy	31,772	6.8	28,167	7.2
Other operating costs	52,968	11.3	43,845	11.3
General and administrative expenses	30,141	6.5	25,797	6.6
Depreciation and amortization	17,053	3.7	15,197	3.9
Pre-opening costs	1,724	0.4	1,568	0.4
Loss on disposal of assets	1,512	0.3	1,344	0.3

Total operating expenses	391,882	83.9	331,514	85.3

Income from operations	74,959	16.1	57,322	14.7
Interest and other income	427	0.1	293	0.1
Interest and other expense	(85)	0.0	(186)	0.0

Income before income taxes	75,301	16.1	57,429	14.8
Provision for income taxes	(28,840)	(6.2)	(22,036)	(5.7)

Net income	$46,461	10.0%	$35,393	9.1%

Earnings per share:
Basic	$1.48		$1.11

Diluted	$1.46		$1.10

Weighted average common shares outstanding:
Basic	31,373		31,856

Diluted	31,802		32,195

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Six months ended June 30,
	2010		2009
Revenue	$876,527	100.0%	$743,292	100.0%

Restaurant operating costs:
Food, beverage and packaging	265,830	30.3	230,091	31.0
Labor	218,807	25.0	188,956	25.4
Occupancy	62,860	7.2	55,124	7.4
Other operating costs	96,646	11.0	84,508	11.4
General and administrative expenses	56,335	6.4	49,516	6.7
Depreciation and amortization	33,787	3.9	29,917	4.0
Pre-opening costs	3,226	0.4	3,461	0.5
Loss on disposal of assets	2,781	0.3	3,208	0.4

Total operating expenses	740,272	84.5	644,781	86.7

Income from operations	136,255	15.5	98,511	13.3
Interest and other income	702	0.1	491	0.1
Interest and other expense	(164)	0.0	(259)	0.0

Income before income taxes	136,793	15.6	98,743	13.3
Provision for income taxes	(52,485)	(6.0)	(37,958)	(5.1)

Net income	$84,308	9.6%	$60,785	8.2%

Earnings per share:
Basic	$2.68		$1.90

Diluted	$2.65		$1.88

Weighted average common shares outstanding:
Basic	31,428		31,929

Diluted	31,808		32,278

Chipotle Mexican Grill, Inc.

Consolidated Balance Sheet

(in thousands, except per share data)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$202,042	$219,566
Accounts receivable, net of allowance for doubtful accounts of $263 and $339 as of June 30, 2010 and December 31, 2009, respectively	3,787	4,763
Inventory	6,358	5,614
Current deferred tax asset	3,759	3,134
Prepaid expenses	18,402	14,377
Available-for-sale securities	105,000	50,000

Total current assets	339,348	297,454
Leasehold improvements, property and equipment, net	641,600	636,411
Other assets	6,235	5,701
Goodwill	21,939	21,939

Total assets	$1,009,122	$961,505

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$30,211	$25,230
Accrued payroll and benefits	37,667	41,404
Accrued liabilities	29,204	31,216
Current portion of deemed landlord financing	111	96
Income tax payable	3,381	4,207

Total current liabilities	100,574	102,153
Deferred rent	114,119	106,395
Deemed landlord financing	3,724	3,782
Deferred income tax liability	32,121	38,863
Other liabilities	8,570	6,851

Total liabilities	259,108	258,044

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of June 30, 2010 and December 31, 2009	—	—
Common stock, $0.01 par value, 230,000 shares authorized, 33,655 and 33,473 shares issued as of June 30, 2010 and December 31, 2009, respectively	337	335
Additional paid-in capital	560,815	539,880
Treasury stock, at cost, 2,450 and 1,990 shares at June 30, 2010 and December 31, 2009, respectively	(172,899)	(114,316)
Accumulated other comprehensive income (loss)	(80)	29
Retained earnings	361,841	277,533

Total shareholders’ equity	750,014	703,461

Total liabilities and shareholders’ equity	$1,009,122	$961,505

Chipotle Mexican Grill, Inc.

Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Six months ended June 30,
	2010	2009
Operating activities
Net income	$84,308	$60,785
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,787	29,917
Deferred income tax (benefit) provision	(7,367)	8,312
Loss on disposal of assets	2,781	3,208
Bad debt allowance	(72)	(245)
Stock-based compensation	11,689	7,711
Other	(109)	168
Changes in operating assets and liabilities:
Accounts receivable	1,048	671
Inventory	(744)	(926)
Prepaid expenses	(4,025)	(1,269)
Other assets	(534)	(397)
Accounts payable	5,326	82
Accrued liabilities	(5,749)	3,375
Income tax receivable/payable	(826)	(5,534)
Deferred rent	7,724	7,670
Other long-term liabilities	1,719	1,134

Net cash provided by operating activities	128,956	114,662

Investing activities
Purchases of leasehold improvements, property and equipment, net	(41,653)	(51,809)
Purchase of available-for-sale securities	(80,000)	—
Maturity of available-for-sale securities	25,000	99,990

Net cash provided by (used in) investing activities	(96,653)	48,181

Financing activities
Proceeds from option exercises	5,459	8,173
Excess tax benefit on stock-based compensation	3,340	6,796
Payments on deemed landlord financing	(43)	(40)
Acquisition of treasury stock	(58,583)	(57,517)

Net cash used in financing activities	(49,827)	(42,588)

Net change in cash and cash equivalents	(17,524)	120,255
Cash and cash equivalents at beginning of period	219,566	88,044

Cash and cash equivalents at end of period	$202,042	$208,299

Supplemental disclosures of cash flow information
Increase/(decrease) in purchases of leasehold improvements, property and equipment accrued in accounts payable	$(345)	$694

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

(unaudited)

	For the three months ended
	June 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009
Number of restaurants opened	25	20	45	26	24
Restaurant relocations or closures	—	—	—	(1)	—
Number of restaurants at end of period	1,001	976	956	911	886
Average restaurant sales	$1,763	$1,736	$1,728	$1,736	$1,734
Comparable restaurant sales increases	8.7%	4.3%	2.0%	2.7%	1.7%